Exhibit 5.3

FENNEMORE CRAIG, P.C.

2394 East Camelback Road, Suite 600

Phoenix, Arizona 85016-3429

(602) 916-5000

Law Offices
Denver	(303)291-3200
Las Vegas	(702)692-8000
Nogales	(520)281-3480
Phoenix	(602)916-5000
Reno	(775)786-5000
Tucson	(520)879-6800

November 27, 2013

Calumet Specialty Products Partners, L.P.

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as Arizona counsel to S&S International Mining Enterprises, Inc. (the “Arizona Company”), an Arizona corporation and indirect wholly owned subsidiary of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Partnership, Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“Calumet Finance” and, collectively with the Partnership, the “Issuers”), the Arizona Company and the other subsidiary guarantors of the Partnership (the “Other Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $350,000,000 aggregate principal amount of its 7.625% Senior Notes due 2022 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article 10 of the Indenture (as defined below) by the Other Guarantors and the Arizona Company (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of November 26, 2013, by and among the Issuers, the Other Guarantors, the Arizona Company and Wilmington Trust, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) a certified copy of the Articles of Incorporation of the Arizona Company, as amended, and as certified by the Arizona Corporation Commission on November 14, 2013, (iv) the Bylaws of the Arizona Company, as certified by the Secretary of the Arizona Company, (v) resolutions of the Board of Directors of the Arizona

FENNEMORE CRAIG, P.C.

Calumet Specialty Products Partners, L.P.

November 27, 2013

Company, dated as of various dates, as certified by the Secretary of the Arizona Company, (vi) a Good Standing Certificate relating to the Arizona Company, issued by the Arizona Corporation Commission and dated November 12, 2013, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.    The Arizona Company is a corporation validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power necessary to execute, deliver and perform its obligations under the Indenture, including its guarantee of the New Notes.

2.    The Arizona Company’s execution, delivery and performance of the Indenture, including its guarantee of the New Notes, have been duly authorized by all necessary company action by the Arizona Company.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Arizona, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of Arizona any municipal or local ordinances and regulations.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours, /s/ FENNEMORE CRAIG, P.C.

SAS/CWR